UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2016

PAVMED INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-37685	47-1214177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Grand Central Place, Suite 4600, New York, New York	10165
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 949-4319

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	Other Events.

On November 2, 2016, PAVMed Inc. (the “Company”) entered into an Exclusive License Agreement (the “License Agreement”) with Tufts University and its co-owners, the Massachusetts Eye and Ear Infirmary and Massachusetts General Hospital (collectively, the “Licensors”), effective as of November 1, 2016.

Pursuant to the License Agreement, the Licensors are licensing to the Company exclusive worldwide rights under certain patents owned or controlled by the Licensors as specified in the License Agreement. The Licensors granted the Company the exclusive right and license to certain patents in connection with the development and commercialization of antibiotic-eluting resorbable ear tubes based on a proprietary aqueous silk technology conceived and developed by the Licensors. The license granted pursuant to the License Agreement will continue in effect with respect to each patent on a country-by-country basis as long as there is a valid claim of a licensed patent covering the licensed product in such country.

Under the License Agreement, the Company has agreed to pay the Licensors upon execution of the License Agreement an upfront non-refundable license fee of $20,000 as well as a payment of $30,000 as reimbursement of patent costs previously incurred by the Licensors. The License Agreement also provides for payments from the Company to the Licensors upon the achievement of certain product development and regulatory clearance milestones as well as certain royalty payments on commercialization of products developed utilizing the licensed patents.

On November 4, 2016, the Company issued a press release announcing the execution of the License Agreement, which press release is included herein as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

	Exhibit	Description

	99.1	Press release dated November 4, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2016	PAVMED INC.

	By:	/s/ Lishan Aklog
Lishan Aklog, M.D.
Chief Executive Officer

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